Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Macy’s, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-104017, 333-104205, 333-115712, 333-115714, 333-127941, 333-133078, 333-133080, 333-138317, 333-143398, 333-153719, 333-153720, and 333-153721) on Form S-8 and in the registration statement (No. 333-138376) on Form S-3 of Macy’s, Inc. of our report dated March 30, 2009, with respect to the consolidated balance sheets of Macy’s, Inc. and subsidiaries as of January 31, 2009 and February 2, 2008, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the fiscal years in the three-year period ended January 31, 2009, and the effectiveness of internal control over financial reporting as of January 31, 2009, which report appears in the January 31, 2009 annual report on Form 10-K of Macy’s, Inc.

Our report refers to the adoption of the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” and the measurement date provision of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” in fiscal 2007, and the provisions of Statement of Financial Accounting Standards No. 123R, “Share Based Payment,” and the recognition and related disclosure provisions of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” in fiscal 2006.

/s/ KPMG LLP

Cincinnati, Ohio

March 30, 2009